UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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BRAVO BRIO RESTAURANT GROUP, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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777 Goodale Boulevard, Suite 100

Columbus, Ohio 43212

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 1, 2012

Dear Shareholder:

You are invited to attend the Annual Meeting of the Shareholders of Bravo Brio Restaurant Group, Inc., an Ohio corporation (the “Company”), which will be held on May 1, 2012 at 3 p.m., Eastern Daylight Time, at our Brio Polaris Fashion Place restaurant in Columbus, Ohio located at 1500 Polaris Parkway, Columbus, Ohio 43240 (the “Annual Meeting”), for the following purposes:

1) To elect four Class II directors, each to serve until the annual meeting of shareholders in 2014 and their respective successors have been duly elected and qualified.

2) To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2012.

3) To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 5, 2012 (“record date”) are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the meeting, a complete list of the shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose relating to the Annual Meeting during ordinary business hours at our principal offices located at 777 Goodale Boulevard, Suite 100, Columbus, Ohio 43212.

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting to be Held on May 1, 2012: The Proxy Statement and Proxy Card relating to the Annual Meeting of Shareholders and the Annual Report to Shareholders are available at www.investors.bbrg.com.

By Order of the Board of Directors,

Saed Mohseni

President and Chief Executive Officer

James J. O’Connor

Chief Financial Officer, Treasurer and Secretary

Columbus, Ohio

March 12, 2012

IMPORTANT: Please vote your shares via the enclosed proxy card by mail. You may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares via proxy.

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of Bravo Brio Restaurant Group, Inc., an Ohio corporation (the “Company”), for use at its Annual Meeting of Shareholders to be held May 1, 2012, or any adjournment or postponement thereof (the “Meeting” or “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The date of this Proxy Statement is March 12, 2012, the approximate date on which this Proxy Statement and the enclosed proxy card were first sent or made available to shareholders.

This Proxy Statement and the accompanying proxy card are being mailed to owners of our common shares in connection with the solicitation of proxies by the Board of Directors for the 2012 Annual Meeting of Shareholders. This proxy procedure is necessary to permit all common shareholders, many of whom live throughout the United States and in foreign countries and are unable to attend the Annual Meeting, to vote. The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes.

Electronic Access.    To access the Company’s Proxy Statement and annual report electronically, please visit the Company’s Investor Relations website at www.investors.bbrg.com or through our corporate website at www.bbrg.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this Proxy Statement. If you choose to access the proxy materials over the Internet, you are responsible for any Internet access charges you may incur.

Voting Securities.    Only shareholders of record as of the close of business on March 5, 2012, will be entitled to vote at the Meeting and any adjournment thereof. As of that date, there were 19,519,852 common shares of the Company, no par value per share, issued and outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each holder of record as of that date is entitled to one vote for each share held. The Company’s Second Amended and Restated Regulations provide that the presence of a majority of all of the shares entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.    A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include increases in the number of authorized common shares for general corporate purposes and ratification of the Company’s independent registered public accounting firm. NASDAQ Global Market Rule 2251 prohibits brokers from casting discretionary votes in any election of directors.

Voting of Proxies.    All valid proxies received prior to the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a shareholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted by one of the individuals named on the proxy card as recommended by the Board of Directors. If a shareholder wishes to give a proxy to someone other than those named on his or her proxy card, he or she should cross out those names and insert the name(s) of the person(s), not more than four, to whom he or she wishes to give such proxy. A shareholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is exercised, by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. A shareholder wanting to vote in person at the Annual Meeting and holding Company common shares in street name must obtain a proxy card from his or her broker and bring that proxy card to the Annual Meeting, together with a copy of a brokerage statement reflecting such share ownership as of the record date.

Board of Directors’ Recommendations.    The Board of Directors recommends a vote FOR each director nominee and FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

PROPOSAL NUMBER ONE

ELECTION OF CLASS II DIRECTORS

Our Second Amended and Restated Articles of Incorporation provide that our Board of Directors shall consist of not less than five nor more than 10 directors, with such exact number of directors being fixed by resolution of our Board of Directors. The Board of Directors currently consists of seven directors and is divided into two classes serving staggered two-year terms. Former Board member Mr. Allen J. Bernstein passed away on November 1, 2011. The Board appointed Mr. Thomas J. Baldwin as a Class I Director to fill the vacancy on the Board on February 9, 2012. Mr. Baldwin’s term will expire at the Company’s 2013 Annual Meeting of Shareholders. At the Annual Meeting, the shareholders will elect four Class II directors to hold office until the annual meeting of shareholders in 2014 and until their respective successors have been duly elected and qualified, subject to their earlier death, resignation or removal.

The term of the current Class II directors expires at the Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee of our Board of Directors, our Board of Directors has nominated Messrs. Alton F. Doody III, David B. Pittaway, Harold O. Rosser II and Fortunato N. Valenti to serve as Class II directors. Each nominee is currently serving as a Class II director and has indicated a willingness to continue serving as a director. The names and certain information about the director nominees and the continuing Class I directors are set forth below. There are no family relationships among any of our directors or executive officers.

Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted “FOR” the election of Messrs. Doody, Pittaway, Rosser and Valenti. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Meeting, the proxies will be voted for the election of such other person as a substitute nominee as our Board of Directors may designate in place of such nominee.

Required Vote

Because the upcoming Meeting will trigger the expiration of the terms of only four directors, proxies cannot be voted for more than four director nominees. The four candidates receiving the highest number of affirmative votes of the Company common shares entitled to vote at the Meeting will be elected as Class II directors. Abstentions, “broker non-votes” and withheld votes will have no effect on the outcome of the vote.

Directors Standing for Election

The name and age as of March 5, 2012 of each director nominee, his position with us, the year in which he first became a director and certain biographical information is set forth below:

Class II
Name	Age	Positions and Offices Held with the Company	Director Since
Alton F. Doody III	53	Founder and Chairman of the Board	1987
David B. Pittaway	60	Director	2006
Harold O. Rosser II	63	Director	2006
Fortunato N. Valenti	64	Director	2010

Alton F. (“Rick”) Doody, III has been Chairman of the Board of Directors of the Company since its inception in 1987. Mr. Doody was our Chief Executive Officer from 1992 until February 2007 and our President from June 2006 until September 2009. Mr. Doody continues to remain employed in a non-executive officer capacity by the Company, primarily focusing on the development of our new restaurants. Mr. Doody also founded Lindey’s German Village, and was responsible for all facets of its management. Mr. Doody received a Bachelor of Sciences degree in Economics from Ohio Wesleyan University and has completed all the necessary coursework for a Master’s Degree from Cornell University in Restaurant/Hotel Management. Mr. Doody is a member of the Young Presidents Organization and the International Council of Shopping Center Owners and is a board member for the Cleveland Restaurant Association. Mr. Doody’s qualifications to serve on our Board of Directors include his knowledge of our company and the restaurant industry and his years of leadership at our company.

David B. Pittaway has been a director of the Company since June 2006. Mr. Pittaway is senior managing director, senior vice president and secretary of Castle Harlan, Inc., a private equity firm. He has been with Castle Harlan since 1987. Mr. Pittaway also has been vice president and secretary of Branford Castle, Inc., an investment company, since October, 1986. From 1987 to 1998, Mr. Pittaway was vice president, chief financial officer and a director of Branford Chain, Inc., a marine wholesale company, where he is now a director and vice chairman. Previously, Mr. Pittaway was vice president of strategic planning and assistant to the president of Donaldson, Lufkin & Jenrette, Inc., an investment banking firm. Mr. Pittaway is also a member of the boards of directors of The Cheesecake Factory Incorporated, and the Dystrophic Epidermolysis Bullosa Research Association of America. In addition, he is a director and co-founder of the Armed Forces Reserve Family Assistance Fund. Mr. Pittaway possesses in-depth knowledge and experience in finance and strategic planning based on his more than 20 years of experience as an investment banker and manager of Castle Harlan’s investing activities. Mr. Pittaway brings significant restaurant industry experience to the Board of Directors and, among other skills and qualifications, his significant knowledge and understanding of the industry and his experience serving as a director of a number of publicly traded companies in the restaurant industry. Mr. Pittaway received a Bachelor of Arts degree from the University of Kansas, a Juris Doctorate degree from Harvard Law School and a Master of Business Administration degree from Harvard Business School.

Harold O. Rosser II has served as a member of our Board of Directors since June 2006. In January 2011, Mr. Rosser founded Rosser Capital Partners Management L.P. an entity formed to sponsor a private investment fund specializing in investments in middle market consumer & retail companies as well as restaurants and other multiple-unit concepts. Prior to forming Rosser Capital Partners, Mr. Rosser was a managing director and a founder of Bruckmann, Rosser, Sherrill and Co. Management, L.P., a New York-based private equity firm where he worked from 1995 to 2010. From 1987 through 1995 Mr. Rosser was an officer at Citicorp Venture Capital. Prior to joining Citicorp Venture Capital, he spent 12 years with Citicorp/Citibank in various management and corporate finance positions. Mr. Rosser is also a member of the board of trustees of the Culinary Institute of America and Wake Forest University and he is a member of the management committee of the New Canaan Society. Mr. Rosser formerly served as a director of several private and publicly traded companies and had led his respective firms’ investments in more than 16 restaurant companies over the past 20 plus years. His in-depth knowledge and experience in the restaurant and food service industry, coupled with his skills in corporate finance, strategic planning, leadership of complex organizations, and board practices of private and public companies, strengthen the Board’s collective qualifications, skills and experience. Mr. Rosser earned a Bachelor of Science degree from Clarkson University and attended Management Development Programs at Carnegie-Mellon University and the Stanford University Business School.

Fortunato N. Valenti has been a director of the Company since October 2010. Mr. Valenti currently serves as the chief executive officer of Patina Restaurant Group (formerly Restaurant Associates), a boutique restaurant and food service company. Mr. Valenti joined Restaurant Associates in 1968 as a management trainee and was appointed to the position of chief executive officer in 1994. From 2002-2007 Mr. Valenti served as a member of the board of directors of McCormick & Schmick’s Seafood Restaurants, Inc. and has served as a member of the boards of directors of public and private companies, including Real Mex Restaurants, Inc., Il Fornaio (America) Corporation and Papa Gino’s Inc. Mr. Valenti is also a member of the boards of directors of various non-profit organizations, including the Culinary Institute of America, NYC & Co. and Citymeals-on-Wheels. Mr. Valenti

brings significant restaurant industry experience to the Board of Directors, including significant experience at the senior executive and board level in both the upscale affordable and upscale dining segments. Mr. Valenti earned an Associates Degree from New York Community College.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEES NAMED ABOVE.

Directors Not Standing for Election

The name and age as of March 5, 2012 of each Class I member of our Board of Directors (who are not standing for election at the Annual Meeting), his position with us, the year in which he first became a director and certain biographical information are set forth below:

Name	Age	Positions and Officers Held with the Company	Director Since
Thomas J. Baldwin	56	Director	2012
James S. Gulmi	65	Director	2010
Saed Mohseni	49	Director, President and Chief Executive Officer	2006

Thomas Baldwin has been a director of the Company since February 2012. Mr. Baldwin has been the Chairman of the Board of Directors and Chief Executive Officer of ROI Acquisition Corporation since its inception in September 2011. Mr. Baldwin is a private investor and a past Chairman of the Board, CEO and business leader in the restaurant industry. Previously, he served as Chairman, Chief Executive Officer and President of Morton’s Restaurant Group, Inc. from December 2005 through February 2010. In addition, Mr. Baldwin had served as Chief Financial Officer and Treasurer of Morton’s Restaurant Group, Inc. from December 1988 until December 2005. Mr. Baldwin also held several additional titles including Senior Vice President, Finance, Vice President of Finance, Secretary and Assistant Secretary during his employment at Morton’s Restaurant Group Inc. Earlier in his career, Mr. Baldwin served as Chief Financial Officer for Le Peep Restaurant, a leading casual dining operator and franchisor. His experience also includes two years as Vice President for Strategic Planning at Citigroup and seven years at General Foods Corp., now part of Kraft Foods. Mr. Baldwin is currently on the Boards of Firebirds Wood Fired Grill Restaurants, Lone Star and Texas Land & Cattle Restaurants, and Home Run Inn Pizza. He has also served on the board or as an advisor to Caribbean Restaurants, Inc., Charlie Brown’s Restaurants, Marie Callanders and Perkins Family Restaurants and McCormick and Schmick’s Seafood Restaurants, Inc. Mr. Baldwin is a past member of the board of directors of the March of Dimes Connecticut Division. Mr. Baldwin brings his comprehensive experience in brand positioning and brand management, general management including global strategy, operations, marketing and sales, people resources, investor relations, public relations, international and domestic development, franchising, as well as infrastructure functions to our Board.

James S. Gulmi has been a director of the Company since October 2010. Mr. Gulmi currently serves as the senior vice president, finance and chief financial officer of Genesco Inc., a leading retailer of branded footwear, licensed and branded headwear and wholesaler of branded footwear. Mr. Gulmi joined Genesco Inc. in 1971 as a financial analyst and was appointed chief financial officer in 1986. Mr. Gulmi has served as Genesco Inc.’s senior vice president, finance, since 1996. Mr. Gulmi serves as a board or committee member of several nonprofit agencies, including The Community Foundation of Middle Tennessee, United Way of Metropolitan Nashville and Leadership Nashville. Mr. Gulmi brings more than 30 years of experience in corporate finance, strategic planning and leadership of complex organizations. Mr. Gulmi earned a Bachelor of Arts degree in Business from Baldwin Wallace College and a Master of Business Administration degree from Emory University.

Saed Mohseni joined the Company as Chief Executive Officer in February 2007 and assumed the additional role of President in September 2009. Mr. Mohseni has also served as a director of the Company since June 2006. Prior to joining us, Mr. Mohseni was the chief executive officer (January 2000-February 2007) and a director

(2004-2007) of McCormick & Schmick’s Seafood Restaurants, Inc. Mr. Mohseni joined McCormick & Schmick’s in 1986 as a general manager. During his time at McCormick & Schmick’s, he also held the positions of senior manager (1988-1993), vice president of operations-California (1993-1997), and senior vice president of operations (1997-1999). Mr. Mohseni attended Portland State University and Oregon State University. Mr. Mohseni’s qualifications to serve on our Board of Directors include his knowledge of our company and the restaurant industry and his years of leadership at our company.

PROPOSAL NUMBER TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 30, 2012. Deloitte & Touche LLP has audited our financial statements since 1998. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will be provided the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions. Although action by the shareholders on this matter is not required, the Audit Committee and the Board of Directors believe it is appropriate to seek shareholder ratification of this selection in light of the role played by the independent registered public accounting firm in reporting on the Company’s consolidated financial statements. If the appointment of Deloitte & Touche LLP as independent registered public accounting firm for fiscal 2012 is not ratified by shareholders, the adverse vote will be treated as a direction to the Audit Committee to consider a different independent registered public accounting firm for next year. However, because of the difficulty in making any substitution so long after the beginning of the current year, the appointment of Deloitte & Touche LLP for fiscal 2012 will stand, unless the Audit Committee finds other good reason for making a change. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Fees for Professional Services

The following table set forth aggregate fees billed to the Company for fiscal 2011 and fiscal 2010 by its independent registered public accounting firm, Deloitte & Touche LLP:

	Fiscal 2011	Fiscal 2010
Audit Fees(1)	$422,000	$220,000
Audit-Related Fees(2)	$50,000	$763,058

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports, the audit of our internal control over financial reporting and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees include all costs associated with services provided by Deloitte & Touche LLP in connection with the initial public offering of the Company’s common shares in 2010 and the Company’s secondary offering in 2011.

Except as set forth herein, during the last two fiscal years, the Company was not billed for any tax compliance, advice or planning services or for any other services by its independent registered public accounting firm Deloitte & Touche LLP.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval. Notwithstanding the foregoing, pre-approval of the Audit Committee is required for any service provided by Deloitte & Touche LLP with a quoted fee of more than $50,000. For any services less than $50,000, only the approval of the Audit Committee Chair is required.

Required Vote

The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2012 requires the affirmative vote of a majority of the common shares that are present in person or by proxy and entitled to vote on the proposal at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 30, 2012.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has undertaken a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. We believe that Messrs. Pittaway, Rosser, Gulmi, Baldwin and Valenti currently meet these independence standards.

Board Leadership Structure

The Board of Directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the Board of Directors should be separate. However, the Company has had separate individuals serve in those positions for several years. Since 2007, the Company’s Board of Directors has been led by Alton F. Doody, III, founder of the Company, as Chairman, and Saed Mohseni has served as the Company’s Chief Executive Officer. The Board of Directors has carefully considered its leadership structure and believes at this time that the Company and its shareholders are best served by having the positions of Chairman and Chief Executive Officer filled by different individuals. This allows the Chief Executive Officer to, among other things, focus on the Company’s day-to-day business, while allowing the Chairman to lead the Board of Directors in its fundamental role of providing advice and oversight of management. Further, the Board of Directors believes that its other structural features, including five independent and non-employee directors on a board consisting of seven directors and key committees consisting wholly of independent directors, provide for substantial independent oversight of the Company’s management. However, the Board of Directors recognizes that depending on future circumstances, other leadership models may become more appropriate. Accordingly, the Board of Directors will continue to periodically review its leadership structure.

Risk Oversight

We face a number of risks, including market price risks in food product prices, liquidity risk, reputational risk, operational risk and risks from adverse fluctuations in interest rates and inflation and/or deflation.

Management is responsible for the day-to-day management of risks faced by our company, while the Board of Directors currently has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors seeks to ensure that the risk management processes designed and implemented by management are adequate. The Board of Directors also reviews with management our strategic objectives which may be affected by identified risks, our plans for monitoring and controlling risk, the effectiveness of such plans, appropriate risk tolerance and our disclosure of risk. Our Audit Committee is responsible for periodically reviewing with management, and independent auditors the adequacy and effectiveness of our policies for assessing and managing risk. The other committees of the Board of Directors also monitor certain risks related to their respective committee responsibilities. All committees report to the full Board of Directors as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Board Committees

Our Board of Directors has established various committees to assist it with its responsibilities. Those committees are described below.

Audit Committee

The current Audit Committee members are Messrs. Baldwin, Gulmi and Pittaway, with Mr. Gulmi serving as the Audit Committee’s chairman. The NASDAQ Global Market financial literacy standards require that each member of our Audit Committee be able to read and understand fundamental financial statements. In addition, the Company is required to disclose whether at least one member of our Audit Committee qualifies as an audit committee financial expert, as defined by Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission, or SEC, and have financial sophistication in accordance with NASDAQ Global Market rules. Our Board of Directors has determined that Mr. Gulmi qualifies as an audit committee financial expert and is independent, as independence for audit committee members is defined by applicable SEC and NASDAQ Global Market rules.

The primary function of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, assessing our independent registered public accountants’ qualifications and independence and the performance of our internal audit function and the appointment of our independent registered public accountants. The Audit Committee also prepares an audit committee report required by the SEC to be included in our proxy statements.

The Audit Committee fulfills its oversight responsibilities by reviewing the following: (i) the financial reports and other financial information provided by us to our shareholders and others; (ii) our systems of internal controls regarding finance, accounting, legal and regulatory compliance and business conduct established by management and the Board of Directors; and (iii) our auditing, accounting and financial processes generally. The Audit Committee’s primary duties and responsibilities are to:

•	serve as an independent and objective party to monitor our financial reporting process and internal control systems;

•

review and appraise the audit efforts of our independent registered public accountants and exercise ultimate authority over the relationship between us and our independent registered public accountants; and

•	provide an open avenue of communication among the independent registered public accountants, financial and senior management and the Board of Directors.

The Audit Committee holds regular meetings at least four times each year and held four meetings in fiscal 2011. The Audit Committee reports the significant results of its activities to the Board of Directors at each regularly scheduled meeting of the Board of Directors.

Our Board of Directors has adopted a charter for the Audit Committee that complies with current SEC and NASDAQ Global Market rules relating to corporate governance matters. The Audit Committee charter is available on our website at www.investors.bbrg.com. Deloitte & Touche LLP is presently our independent registered public accounting firm.

Nominating and Corporate Governance Committee

The current Nominating and Corporate Governance Committee members are Messrs. Baldwin, Rosser and Valenti, with Mr. Rosser serving as the Nominating and Corporate Governance Committee chairman. The Nominating and Corporate Governance Committee:

•	identifies individuals qualified to serve as our directors;

•	nominates qualified individuals for election to our Board of Directors at annual meetings of shareholders;

•	establishes a policy for considering shareholder nominees for election to our Board of Directors; and

•	recommends to our Board the directors to serve on each of our Board committees.

The Nominating and Corporate Governance Committee identifies individuals, including those recommended by shareholders, believed to be qualified as candidates for Board membership. The Nominating and Corporate Governance Committee has the authority to retain search firms to assist it in identifying candidates to serve as directors. In addition to any other qualifications the Nominating and Corporate Governance Committee may in its discretion deem appropriate, all director candidates, at a minimum, (i) should possess the highest personal and professional ethics, integrity and values; (ii) should have substantial experience which is of particular relevance to the Company; and (iii) should have sufficient time available to devote to the affairs of the Company. In identifying candidates, the Nominating and Corporate Governance Committee will also take into account other factors it considers appropriate, which include ensuring that a majority of directors satisfy the independence requirements of NASDAQ, the SEC or other appropriate governing body and that the Board of Directors as a whole is comprised of directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board of Directors’ deliberations and decisions.

The Nominating and Corporate Governance Committee considers shareholder nominees for directors in the same manner as nominees for director from other sources. Shareholder suggestions for nominees for director should be submitted to the Company’s Chief Financial Officer, Treasurer and Secretary no later than the date by which shareholder proposals for action at a shareholders’ meeting must be submitted and should include the following information: (a) the recommending shareholder’s name, address, telephone number and the number of Company common shares held by such individual or entity and (b) the recommended candidate’s biographical data, statement of qualification and written consent to nomination and to serving as a director, if elected.

The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees; however, the Nominating and Corporate Governance Committee and the Board of Directors believe it is essential that the Board of Directors is able to draw on a wide variety of backgrounds and professional experiences among its members. The Nominating and Corporate Governance Committee desires to maintain the Board of Directors’ diversity through the consideration of factors such as gender, education, skills and relevant professional and industry experience. The Nominating and Corporate Governance Committee does not intend to nominate representational directors but instead considers each candidate’s credentials in the context of these standards and the characteristics of the Board of Directors in its entirety. Our Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee that complies with current SEC and NASDAQ Global Market rules relating to corporate governance matters. The Nominating and Corporate Governance Committee charter is available on our website at www.investors.bbrg.com. Our Nominating and Corporate Governance Committee held three meetings in fiscal 2011.

Compensation Committee

The current Compensation Committee members are Messrs. Pittaway, Rosser and Valenti, with Mr. Pittaway serving as the Compensation Committee chairman. The primary responsibility of the Compensation Committee is to develop and oversee the implementation of our philosophy with respect to the compensation of our executive officers and directors. In that regard, the Compensation Committee:

•

has the sole authority to retain and terminate any compensation consultant used to assist us, the Board of Directors or the Compensation Committee in the evaluation of the compensation of our executive officers and directors;

•

annually reviews and recommends to the Board for approval corporate goals and objectives to serve as the basis for the compensation of our executive officers, evaluates the performance of our executive officers in light of such goals and objectives and determines and recommends to the Board for approval the compensation level of our executive officers based on such evaluation;

•

interprets, implements, administers, reviews and recommends to the Board for approval all aspects of remuneration to our executive officers and other key officers, including their participation in incentive-compensation plans and equity-based compensation plans;

•	reviews and recommends to the Board for approval all employment agreements, consulting agreements, severance arrangements and change in control agreements for our executive officers;

•

develops, approves, administers and recommends to the Board of Directors and our shareholders for their approval (to the extent such approval is required by any applicable law, regulation or NASDAQ Global Market rules) all of our stock ownership, stock option and other equity-based compensation plans and all related policies and programs; and

•

makes individual determinations and recommends to the Board for approval any grants of any shares, stock options or other equity-based awards under all equity-based compensation plans, and exercises such other power and authority as may be required or permitted under such plans.

The Compensation Committee has the same authority with regard to all aspects of director compensation as it has been granted with regard to executive compensation, except that any ultimate decision regarding the compensation of any director is subject to the approval of our Board of Directors. The Compensation Committee held two meetings in fiscal 2011.

Our Board of Directors has adopted a charter for the Compensation Committee that complies with current SEC and NASDAQ Global Market rules relating to corporate governance matters. The Compensation Committee charter is available on our website at www.investors.bbrg.com.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee currently is or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Communications with Directors

Shareholders may communicate appropriately with any and all Company directors by sending written correspondence addressed as follows:

Bravo Brio Restaurant Group, Inc.

Attention: Board of Directors

c/o James J. O’Connor, Chief Financial Officer, Treasurer and Secretary

777 Goodale Boulevard, Suite 100

Columbus, Ohio 43212

The Company’s Secretary will forward such communication to the appropriate members of the Board of Directors.

Meeting Attendance

During fiscal 2011, the Board of Directors held four meetings. Meetings include both in-person and telephonic meetings. No member of the Board of Directors attended fewer than 75% of the aggregate number of meetings of the Board of Directors. For information regarding committee meetings and composition, please see the section above entitled “Board Committees.”

The Company believes that the Annual Meeting of Shareholders is a good opportunity for the shareholders to meet and, if appropriate, ask questions of the Board of Directors. It is also a good opportunity for the members of the Board of Directors to hear any feedback the shareholders may share with the Company at the meeting. All directors are strongly encouraged to attend the Annual Meeting. Two of our directors attended the 2011 Annual Meeting of Shareholders.

Executive Officers

The name and age as of March 5, 2012 of each executive officer of the Company, his position with us, the year in which he first became an executive officer and certain biographical information are set forth below:

Name	Position Held With the Company	Age	Executive Officer Since
Saed Mohseni	Director, President and Chief Executive Officer	49	2007
James J. O’Connor	Chief Financial Officer, Treasurer and Secretary	50	2007
Brian T. O’Malley	Chief Operating Officer	44	2006
Ronald F. Dee	Senior Vice President, Development	47	2007

Saed Mohseni is a Class I director of the Company. See “Directors Not Standing for Election” for a discussion of Mr. Mohseni’s business experience.

James J. O’Connor joined the Company as Chief Financial Officer, Treasurer and Secretary in February 2007. For the six years prior to joining us, Mr. O’Connor held various senior level financial positions, including chief financial officer of the Wendy’s Brand, at Wendy’s International, Inc. From 1999 to 2000, Mr. O’Connor served as senior manager of financial reporting for Tween Brands. Mr. O’Connor previously served as a senior manager for PricewaterhouseCoopers LLP from 1985 until 1998. Mr. O’Connor earned a Bachelor of Sciences degree in Accounting and Finance from the Ohio State University.

Brian T. O’Malley was appointed Chief Operating Officer in October 2010 and previously served as Senior Vice President of Operations, BRIO from 2006 until October 2010. Mr. O’Malley joined the Company in 1996 as the General Manager of BRAVO! Dayton. Mr. O’Malley was promoted to District Partner in 1999, Director of Operations in 2000 and to Vice President of Operations in 2004. Prior to joining us, Mr. O’Malley was employed with Sante Fe Steakhouse, where he held positions as a general manager, director of training and regional manager. Mr. O’Malley earned a Bachelor of Sciences degree in Speech Communications and Hospitality Management from the University of Wisconsin-Stout.

Ronald F. Dee has served as our Senior Vice President of Development since May 2007. For the year prior to assuming his current position, Mr. Dee served as our Director of Real Estate. Mr. Dee joined the Company in July of 2003. Prior to joining us, Mr. Dee was Vice President, Development with Darden Restaurants overseeing all Red Lobster brand development. Mr. Dee has over twenty years of real estate development experience in the restaurant/hospitality industry having also held senior management positions with Marriott International and Taco Bell Corp. Mr. Dee is an active member of the International Counsel of Shopping Center Owners. Mr. Dee attended the State University of New York at Buffalo.

FORWARD-LOOKING STATEMENTS

This Proxy Statement, including the section entitled “Compensation Discussion and Analysis” set forth below, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”). These statements are based on our current expectations and involve risks and uncertainties which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken in the future. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those set forth in the section on forward-looking statements and in the risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 25, 2011 and in our quarterly reports on Form 10-Q and current reports on Form 8-K as filed with the SEC.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides an overview of our executive compensation program, together with a description of the material factors underlying the decisions that resulted in the compensation provided to our Chief Executive Officer, Chief Financial Officer and the other executive officers who were the highest paid during the fiscal year ended December 25, 2011 (collectively, the “named executive officers”), as presented in the tables which follow this CD&A. This CD&A contains statements regarding our performance targets and goals. These targets and goals are disclosed in the limited context of our compensation program and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Shareholder Advisory Vote on Executive Compensation

At the Company’s 2011 Annual Meeting of Shareholders, over 99% of the shares voted were in favor of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2011 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and other related tables and disclosures. Although this vote is non-binding, the Compensation Committee believes that the vote confirms its view that the Company’s compensation programs are performance-based and consistent with sound executive compensation policy, and the committee will consider the outcome of the shareholder advisory vote on executive compensation each year as it makes future compensation decisions.

In addition, a majority of the shares voted were in favor of holding the advisory vote on executive compensation on a tri-annual basis, as was recommended by the Board of Directors. The Board subsequently determined that it would follow the shareholders’ recommendation and hold an advisory vote on executive compensation every three years. Accordingly, the next advisory vote to approve the compensation of the named executive officers will be held at our annual meeting following the fiscal year ending December 29, 2013 (and every three years thereafter until such time that a frequency vote is next presented to shareholders or the Board determines otherwise).

Objective of Compensation Policy

The objective of the Company’s compensation policy is to provide a total compensation package to each named executive officer that will enable us to:

•	attract, motivate and retain outstanding individual named executive officers;

•	reward named executive officers for attaining desired levels of profit and shareholder value; and

•	align the financial interests of each named executive officer with the interests of our shareholders to encourage each named executive officer to contribute to our long-term performance and success.

Overall, our compensation program is designed to reward named executive officers based on individual and Company performance. As discussed further below, a significant portion of named executive officer compensation is comprised of a combination of annual cash bonuses and equity compensation, which rewards long-term Company and executive performance. We believe that by weighting total compensation in favor of the bonus and long-term incentive components of our total compensation program, we appropriately reward individual achievement while at the same time providing incentives to promote Company performance. We also believe that salary levels should be reflective of individual performance and therefore factor this into the adjustment of base salary levels each year.

Process for Setting Total Compensation

Generally, our overall compensation package for named executive officers is administered and determined by our Compensation Committee, comprised entirely of independent non-employee directors. The Company sets annual base salaries, cash bonuses, and equity-based awards for each named executive officer at levels it believes are appropriate considering each named executive officer’s annual review, the awards and compensation paid to the named executive officer in past years, and progress toward or attainment of previously set personal and corporate goals and objectives, including attainment of financial performance goals and such other factors as the Compensation Committee deems appropriate and in our best interests and the best interests of our shareholders. These goals and objectives are discussed more fully below under the headings “Annual Bonus Compensation” and “Equity Compensation.”

The Compensation Committee may also, from time to time, consider recommendations from the Chief Executive Officer regarding total compensation for named executive officers. The Compensation Committee does not rely on predetermined formulas or a limited set of criteria when it evaluates the performance of the Chief Executive Officer and our other named executive officers. The Committee may accord different weight at different times to different factors for each named executive officer.

Elements of Compensation

Our compensation program for named executive officers consists of the following elements of compensation, each described in greater depth below:

•	Base salaries;

•	Annual cash bonuses;

•	Equity-based incentive compensation;

•	Severance and change-in-control benefits;

•	Perquisites; and

•	General benefits.

Base Salary

We pay base salaries because salaries are essential to recruiting and retaining qualified employees. Base salaries also create a performance incentive in the form of potential salary increases. Except with respect to Messrs. Mohseni and O’Connor, whose base salaries are set pursuant to their respective employment agreements, base salaries are initially set by the Compensation Committee. These salary levels are set based on the named executive officer’s experience and performance with previous employers and negotiations with individual named executive officers. Thereafter, the Compensation Committee may increase base salaries each year based on its subjective assessment of the Company’s and the individual executive officer’s performance and experience, length of service and changes in responsibilities. Included in this subjective determination is the Compensation Committee’s evaluation of the development and execution of strategic plans, the exercise of leadership, and involvement in industry groups. The weight given such factors by the Compensation Committee may vary from one named executive officer to another.

The following table sets forth the base salaries for the named executive officers for the two most recent fiscal years.

	Annual Salary ($)
Executive Officer	2011	2010
Saed Mohseni	$528,000	$518,000
James J. O’Connor	220,000	206,000
Brian T. O’Malley	200,000	185,000
Ronald F. Dee	172,500	165,000

In February 2012, the Compensation Committee made adjustments to the base salaries for the named executive officers as shown in the table below. The adjusted salaries will take effect on April 1, 2012.

Annual Salary ($)
Executive Officer	2012
Saed Mohseni	$538,560
James J. O’Connor	226,600
Brian T. O’Malley	210,000
Ronald F. Dee	175,950

Annual Bonus Compensation

In line with our strategy of rewarding performance, a significant part of the Company’s executive compensation philosophy is the payment of cash bonuses to named executive officers based on an annual evaluation of individual and Company performance, considering several factors as discussed below. The Compensation Committee establishes target bonuses (the amount each named executive officer may receive if performance goals and objectives are met) for each named executive officer at the beginning of the fiscal year. The target bonuses are set at levels the Compensation Committee believes will provide a meaningful incentive to named executive officers to contribute to the Company’s financial performance.

In 2011, the Compensation Committee determined that each named executive officer’s bonus would be determined based primarily on the achievement of Company Modified Pro Forma Earnings Per Share. Modified Pro Forma Earnings Per Share is a non-GAAP financial measure that is calculated by adjusting net income and net income per share for the impact of certain items that are reflected to show a year over year comparison taking into account the assumption that the IPO occurred and we became a public company on the first day of 2009. The calculation utilizes results that both include and exclude the identified items in evaluating business performance. For 2011, the Compensation Committee determined to pay bonuses at the target levels if Company Modified Pro Forma Earnings Per Share met or exceeded $0.77 per share. Modified Pro Forma Earnings Per Share for 2011 was $0.77 per share. Although the Modified Pro Forma Earnings Per Share target established by the Compensation Committee for 2011 for the Company was achieved, the Compensation Committee exercised negative discretion to reduce the bonus amounts payable to all named executive officers. The named executive officers received an actual bonus award that was 80% of the target award.

We use Modified Pro Forma Earnings Per Share, together with financial measures prepared in accordance with generally accepted accounting principles, or GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. Additionally, we use Modified Pro Forma Earnings Per Share internally to evaluate the performance of our personnel and also as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of Modified Pro Forma Earnings Per Share as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

Target and actual bonuses for 2011 awarded to each of the named executive officers are set forth in the table below. The actual bonus amounts are also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, below.

Name	Target Award ($)	Actual Award ($)
Saed Mohseni	160,000	128,000
James J. O’Connor	85,000	68,000
Brian T. O’Malley	85,000	68,000
Ronald F. Dee	35,000	28,000

In February 2012, the Compensation Committee established target bonus award thresholds for the named executive officers for fiscal 2012 as set forth in the table below.

Name	Target Award ($)
Saed Mohseni	160,000
James J. O’Connor	85,000
Brian T. O’Malley	85,000
Ronald F. Dee	35,000

Equity Compensation

We pay equity-based compensation to our named executive officers because it provides a vital link between the long-term results achieved for our shareholders and the rewards provided to named executive officers, thereby ensuring that such officers have a continuing stake in our long-term success.

The Company adopted the Bravo Development, Inc. Option Plan (the “2006 Plan”) in order to provide an incentive to employees selected by the Board of Directors for participation. Pursuant to the 2006 Plan, we have 1,260,825 stock options outstanding at December 25, 2011 that were granted between 2006 and 2009, including 578,742 options that have been granted to the named executive officers. At December 25, 2011 all the outstanding options under the 2006 Plan were fully vested and immediately exercisable.

The following table sets forth the number of options granted to each of the named executive officers.

Name	Number of Securities underlying Unexercised Options (#) Exercisable	Number of Securities underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Saed Mohseni	361,719	—	1.45	2/13/17
James J. O’Connor	72,344	—	1.45	2/13/17
	3,307	—	1.45	9/9/19
Brian T. O’Malley	90,430	—	1.45	6/29/16
	3,307	—	1.45	9/9/19
Ronald F. Dee	45,430	—	1.45	6/29/16
	2,205	—	1.45	9/9/19

Bravo Brio Restaurant Group, Inc. Stock Incentive Plan

On October 6, 2010, our Board of Directors approved and, on October 18, 2010, our shareholders approved the Bravo Brio Restaurant Group, Inc. Stock Incentive Plan (the “Stock Incentive Plan”). The Stock Incentive Plan became effective on October 26, 2010 upon the completion of our IPO. In connection with the adoption of the Stock Incentive Plan, the Board of Directors terminated the 2006 Plan and no further awards will be granted under the 2006 Plan after such date. However, the termination of the 2006 Plan will not affect awards outstanding under the 2006 Plan at the time of its termination and the terms of the 2006 Plan will continue to govern outstanding awards granted under the 2006 Plan. A summary of the Stock Incentive Plan is provided below.

Summary of the Stock Incentive Plan

The purpose of the Stock Incentive Plan is to assist us and our subsidiaries in attracting and retaining valued employees, consultants and non-employee directors by offering them a greater stake in our success and a closer identity with us, and to encourage ownership of our common shares by such individuals. Our employees, consultants and members of our Board of Directors, as well as employees and consultants of our subsidiaries, are eligible to participate in the Stock Incentive Plan. The Stock Incentive Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and other stock-based awards, collectively referred to as “awards.” Each existing award will vest 25% per year for four years. No restricted grants were made to named executive officers in 2011.

Severance and Transaction-Based Benefits

Except with respect to Mr. Mohseni and Mr. O’Connor, the Company does not have any agreements, plans or programs for the payment of severance to any named executive officers. However, as a recruitment incentive for Mr. Mohseni and also as a means for the Company to provide security to Mr. Mohseni and to Mr. O’Connor in the event of their termination of employment for reasons beyond their control or a change in the material terms of their employment without consent, the Company agreed to pay them severance benefits. Each of Mr. Mohseni and Mr. O’Connor is entitled to two years of severance in the event of his termination of employment in limited circumstances.

Perquisites

In 2011, we provided certain personal-benefit perquisites to named executive officers as summarized below. The aggregate incremental cost to the Company of the perquisites received by each of the named executive officers in 2011 did not exceed $10,000 and accordingly, such benefits are not included in the Summary Compensation Table below.

Complimentary Dining.    The Company provides the named executive officers with complimentary dining privileges at any of our restaurants. The Company views complimentary dining privileges as a meaningful benefit to our named executive officers as it is important for named executive officers to experience our product in order to better perform their duties for the Company.

General Benefits

The following are standard benefits offered to all eligible Company employees, including named executive officers.

Retirement Benefits.    The Company maintains a tax-qualified 401(k) savings plan. However, our named executive officers do not participate in our 401(k) savings plan.

Medical, Dental, Life Insurance and Disability Coverage.    Active employee benefits such as medical, dental, life insurance and disability coverage are available to all eligible employees, including our named executive officers.

Other Paid Time-Off Benefits.    We also provide vacation and other paid holidays to all employees, including the named executive officers, which our Compensation Committee has determined to be appropriate for a Company of our size and in our industry.

Tax and Accounting Considerations

U.S. federal income tax generally limits the tax deductibility of compensation we pay to our Chief Executive Officer and certain other highly compensated executive officers to $1.0 million in the year the compensation becomes taxable to the executive officers. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. Rather, we seek to maintain flexibility in how we compensate our executive officers so as to meet a broader set of corporate and strategic goals and the needs of shareholders, and as such, we may be limited in our ability to deduct amounts of compensation from time to time. Accounting rules require us to expense the cost of our stock option grants. Because of option expensing and the impact of dilution on our shareholders, we pay close attention to, among other factors, the type of equity awards we grant and the number and value of the shares underlying such awards.

REPORT TO THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee of the Company has reviewed and discussed the above Compensation Discussion and Analysis with our management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

David B. Pittaway, Chairman
Harold O. Rosser II
Fortunato N. Valenti

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan ($)(4)	All Other Compensation ($)(5)	Total Compensation ($)
Saed Mohseni, President, Chief Executive Officer and Director	2011 2010 2009	525,308 518,000 518,000	— — —	— 507,000 —	— — —	128,000 155,400 62,160	— — —	653,308 1,180,400 580,160

James J. O’Connor, Chief Financial Officer, Treasurer and Secretary	2011 2010 2009	216,231 206,000 206,000	— — 9,270	— 422,500 —	— — 52,256	68,000 85,000 30,000	— — —	284,231 713,500 297,526

Brian T. O’Malley, Chief Operating Officer	2011 2010 2009	195,962 185,000 185,000	— — 9,250	— 422,500 —	— — 52,256	68,000 70,000 28,000	— — —	263,962 677,500 274,506

Ronald F. Dee, Senior Vice President —Development	2011 2010 2009	170,481 165,000 165,000	— — 4,950	152,100 —	— — 34,837	28,000 28,000 14,000	— — —	198,481 345,100 218,787

(1)	Represents discretionary bonuses paid to certain named executive officers in 2009 in lieu of cost-of-living increases in base salaries for 2010.

(2)	Reflects the aggregate fair value of restricted stock awards based on the fair value of the restricted stock, granted in 2010, on the day prior to the grant date, in accordance with FASB ASC Topic 718, excluding the effects of estimated forfeitures. Assumptions used in the calculation of this amount are included in the footnote titled “Stock Based Compensation” to the Company’s audited financial statements for the year ended December 25, 2011 included in the Company’s Annual Report on Form 10-K as filed with the SEC on March 6, 2012.

(3)	Reflects the aggregate fair value of option awards, granted in 2009, based on the fair value of the options on October 6, 2010 or the date of modification, in accordance with FASB ASC Topic 718, excluding the effects of estimated forfeitures. Assumptions used in the calculation of this amount are included in the footnote titled “Stock Based Compensation” to the Company’s audited financial statements for the year ended December 25, 2011 included in the Company’s Annual Report on Form 10-K as filed with the SEC on March 6, 2012.

(4)	Reflects the performance-based bonus of each named executive officer in the year earned to be paid in the following year.

(5)	Personal benefits provided to certain of our named executive officers, including car allowances and complimentary dining, are not required to be disclosed in this table because the amount of such benefits do not exceed the applicable disclosure thresholds. See “— Perquisites.”

Grants of Plan Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock(2)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Saed Mohseni	—	—	160,000	—	—	—	—	—	—	—
James J. O’Connor	—	—	85,000	—	—	—	—	—	—	—
Brian T. O’Malley	—	—	85,000	—	—	—	—	—	—	—
Ronald F. Dee	—	—	35,000	—	—	—	—	—	—	—

(1)	Represents the target performance-based bonus of each named executive office for 2012, as described in “Compensation Discussion and Analysis.”

(2)	No restricted stock awards were granted to named executive officers in 2011.

Outstanding Equity Awards at December 25, 2011

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price(1)	Option Expiration Date	Number of Shares or Units that have not Vested (2)	Market Value of Shares or Units that have not Vested(3)	Equity Incentive Plan Award: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Award: Number of Unearned Shares, Units or Other Rights that have not Vested ($)
Saed Mohseni	361,719	—	—	1.45	2/13/17	22,500	358,425	—	—
James J. O’Connor	72,344 3,307	—	—	1.45 1.45	2/13/17 9/9/19	18,750	298,688	—	—
Brian T. O’Malley	90,430 3,307	—	—	1.45 1.45	6/29/16 9/9/19	18,750	298,688	—	—
Ronald F. Dee	45,430 2,205	—	—	1.45 1.45	6/29/16 9/9/19	6,750	107,528	—	—

(1)	As described above in “— Equity Compensation,” in connection with the Board of Directors’ exercise of its discretion under the 2006 Plan, 80.0% of the then-outstanding options under the 2006 Plan became immediately vested and exercisable upon consummation of the IPO. This column indicates the remaining number of unexercised options for each individual.

(2)	Restricted shares reported in this column vest 25% per year over a period of four years of continued employment.

(3)	The market value of the shares of restricted stock is based on the closing sales price of the Company’s common shares on the NASDAQ Global Market as of the last business day of its fiscal year ended December 25, 2011, which was $15.93 per share.

Option Exercises and Stock Vested

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Saed Mohseni	—	—	7,500	138,000
James J. O’Connor	—	—	6,250	115,000
Brian T. O’Malley	—	—	6,250	115,000
Ronald F. Dee(2)	45,000	834,750	2,250	41,400

(1)	The shares of restricted stock were granted on October 26, 2010 and vest 25% per year of continued employment. The shares of restricted stock that vested in 2011 vested at $18.40 per share.

(2)	Mr. Dee exercised 45,000 options in August 2011 at an average market price of $20.00 per share and a strike price of $1.45 per share. Mr. Dee sold all of the shares underlying such options upon exercise.

Potential Payments upon Termination or Change in Control

Termination of Employment

With the exception of Mr. Mohseni and Mr. O’Connor, the Company does not have any agreements with the named executive officers that would entitle them to severance payments upon termination of employment.

Mr. Mohseni’s employment agreement provides him with two years of continued base salary following his termination of employment by the Company without cause or by him for good reason. For purposes of Mr. Mohseni’s employment agreement, “cause” generally means Mr. Mohseni’s fraud or dishonesty in connection with his duties to the Company, his failure to perform the lawful duties of his position, his conviction of a felony or plea of guilty or no contest to a charge or commission of a felony, or his commission of any act or violation of law that could reasonably be expected to bring the Company into material disrepute, and “good reason” generally means the Company’s reduction in Mr. Mohseni’s base salary, the failure of the Company to pay base salary or benefits under Mr. Mohseni’s employment agreement, the Company’s material reduction in Mr. Mohseni’s overall benefits (other than pursuant to a general reduction in benefits for the Company’s workforce) or a requirement that Mr. Mohseni relocate his principal place of employment more than 50 miles from Columbus, Ohio.

Mr. Mohseni’s right to severance is conditioned upon his refraining from competing with the Company for the two years following his termination of employment and compliance with confidentiality and nonsolicitation obligations under his employment agreement.

Assuming Mr. Mohseni’s employment was terminated by the Company without cause or by Mr. Mohseni for good reason on December 25, 2011, he would have received a total of approximately $1.1 million in severance under his employment agreement.

The Company also entered into an employment agreement with Mr. O’Connor in connection with the consummation of the IPO, which provides him with two years of continued base salary following his termination of employment by the Company without cause or by him with good reason. For purposes of Mr. O’Connor’s employment agreement, “cause” generally means Mr. O’Connor’s fraud or dishonesty in connection with his duties to the Company, his failure to perform the lawful duties of his position, his conviction of a felony or plea of guilty or no contest to a charge or commission of a felony, or his commission of any act or violation of law that could reasonably be expected to bring the Company into material disrepute, and “good reason” generally means, without the consent of Mr. O’Connor, a material diminution in Mr. O’Connor’s base salary, a material diminution in Mr. O’Connor’s authority, duties, or responsibilities, a material change in the geographic location at which Mr. O’Connor must perform the services, or any other action or inaction that constitutes a material breach by the Company of the employment agreement.

Mr. O’Connor’s right to severance is conditioned upon his refraining from competing with the Company for the two years following his termination of employment and compliance with confidentiality and nonsolicitation obligations under his employment agreements. Assuming Mr. O’Connor’s employment was terminated by the Company without cause or by Mr. O’Connor for good reason on December 25, 2011, he would have received a total of approximately $0.4 million in severance under his employment agreement.

Change in Control and Certain Corporate Transactions

In the event of a change in control, our Board of Directors may take any one or more of the following actions with respect to awards that are outstanding under the Stock Incentive Plan as of such change in control:

•	cause all outstanding awards to be fully vested and exercisable (if applicable);

•

cancel outstanding stock options and stock appreciation rights in exchange for a cash payment in an amount equal to the excess, if any, of the fair market value of the common shares underlying the unexercised portion of such award over the exercise price or grant price, as the case may be, of such portion, provided that any stock option or stock appreciation right with an exercise price or grant price, as the case may be, that equals or exceeds the fair market value of our common shares will be cancelled without payment;

•

terminate stock options and stock appreciation rights effective immediately prior to the change in control after providing participants with notice of such cancellation and an opportunity to exercise such awards;

•	require the successor corporation to assume outstanding awards and/or to substitute outstanding awards with awards involving the common stock of such successor corporation; or

•	take such other actions as our Board of Directors deems appropriate to preserve the rights of participants with respect to their awards.

A change in control is generally defined under the Stock Incentive Plan as:

•

the acquisition of more than 50% of the combined voting power of our then outstanding voting securities by any individual or entity (other than acquisitions by us, our subsidiaries, any of our or our subsidiaries’ benefit plans, an individual or entity who, as of the effective date of the Stock Incentive Plan, owned 15% or more of the voting power or value of any class of our capital stock (a “substantial shareholder”) or an affiliate of a substantial shareholder);

•	a sale or other disposition during any 12-month period to any person or entity (other than a substantial shareholder or an affiliate of a substantial shareholder) of 51% or more of our assets;

•

the consummation of a merger or consolidation involving us if our shareholders, immediately before such merger or consolidation, do not own, directly or indirectly, immediately following such merger or consolidation, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation; or

•	a change in the composition of a majority of the members of our Board of Directors during any 12-month period.

In the event that the Compensation Committee determines that any corporate transaction or event (such as a stock dividend, recapitalization, forward split or reverse split, reorganization, merger or consolidation) affects our common shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of the Stock Incentive Plan participants, the Compensation Committee will proportionately and equitably adjust the number and kind of shares which may be issued in connection with awards, the number and kind of shares issuable in respect of outstanding awards, the aggregate number and kind of shares available under the Stock Incentive Plan (on an aggregate, individual and/or award-specific basis) and the exercise price or grant price relating to any award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding award. The Compensation Committee may also make adjustments in the terms and conditions of awards in recognition of unusual or nonrecurring events or in response to changes in applicable laws, regulations or accounting principles.

Director Compensation

Each independent director is paid a base annual retainer of $20,000. Independent directors also receive an annual retainer of $5,000 for each committee on which they sit, with the exception of the chair of the Audit Committee who receives an additional annual retainer of $20,000.

The Company reimburses directors for their expenses involved in attending Board of Directors and committee meetings. The Company provides non-employee directors with complimentary dining privileges at any of its restaurants. The Company views complimentary dining privileges as a meaningful benefit to its non-employee directors as it is important for non-employee directors to experience its product in order to better perform their duties for the Company.

Director compensation for the year ended December 25, 2011 for our non-employee directors is set forth in the following table.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (#)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Allen Bernstein(3)(5)	35,000	—	—	—	—	35,000
Alton F. Doody(4)	—	—	—	—	—	—
James S. Gulmi	40,000	—	—	—	—	40,000
David B. Pittaway	25,000	—	—	—	—	25,000
Harold O. Rosser, II	25,000	—	—	—	—	25,000
Fortunato N. Valenti	35,000	—	—	—	—	35,000

(1)	Saed Mohseni, the Company’s President and Chief Executive Officer, is not included in this table, as he was an employee of the Company and thus received no compensation for his services as a director. The compensation received by Mr. Mohseni as an employee of the Company is shown above in the Summary Compensation Table.

(2)	Certain personal benefits provided to our directors, including complimentary dining, are not required to be disclosed in this table because the amount of such benefits does not exceed the applicable disclosure thresholds.

(3)	At December 25, 2011, Mr. Bernstein held unexercised options to purchase an aggregate of 18,086 common shares.

(4)	In 2011, Mr. Doody earned $202,923 in salary and $80,000 in bonuses as part of the non-equity incentive plan for his role as an employee of the Company. Mr. Doody did not receive additional income for his role as Chairman of the Board of Directors.

(5)	Mr. Bernstein passed away on November 1, 2011.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 25, 2011. The following Report of the Audit Committee shall not be deemed to be soliciting material nor shall such information be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference. The following report shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Audit Committee operates pursuant to a charter. The Audit Committee’s charter describes in greater detail the full responsibilities of the Audit Committee and is available on the Company’s website at www.bbrg.com. Each of the members of the Audit Committee is independent for purposes of NASDAQ Global Market and SEC rules as they apply to audit committee members. In addition, the Board of Directors has determined that James S. Gulmi qualifies as an audit committee financial expert, as defined by the rules and regulations of the SEC, and has financial sophistication in accordance with NASDAQ Global Market rules.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte & Touche LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” as adopted by the PCAOB in Rule 3200T, and PCAOB Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements.” In addition, Deloitte & Touche LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Deloitte & Touche LLP the firm’s independence.

Based on its review of the consolidated financial statements and discussions with and representations from management and Deloitte & Touche LLP referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2011, for filing with the SEC.

The Audit Committee has selected the firm of Deloitte & Touche LLP as the independent registered public accounting firm to audit and report upon the Company’s financial statements for fiscal year 2012. In making this selection, the Audit Committee has considered whether Deloitte & Touche LLP’s provision of services other than audit services is compatible with maintaining independence.

In accordance with Audit Committee policy and the requirements of applicable law, the Audit Committee pre-approves all services to be provided by the Company’s independent registered public accounting firm. Pre-approval is required for audit services and audit-related services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee. Notwithstanding the foregoing, pre-approval of the Audit Committee is required for any service provided by Deloitte & Touche LLP with a quoted fee of more than $50,000. For any services less than $50,000, only the approval of the Audit Committee Chair is required. See “Fees for Professional Services” for more information regarding fees paid to Deloitte & Touche LLP for services related to fiscal 2011 and fiscal 2010.

AUDIT COMMITTEE

James S. Gulmi, Chairman
Thomas J. Baldwin
David B. Pittaway

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 5, 2012, with respect to the beneficial ownership of the Company’s common shares by:

•	all persons known to be the beneficial owners of more than 5% of the Company’s outstanding shares;

•	each of the Company’s directors and director nominees;

•	each of the executive officers named in the Summary Compensation Table set forth above; and

•	all of the Company executive officers, directors and director nominees as a group.

In computing the number of common shares beneficially owned by a named person or group and the percentage ownership of that person or group, we deemed to be outstanding the number of common shares, if any, as to which the named person or group has the right to acquire beneficial ownership within 60 days of March 5, 2012. Shares that a person has the right to acquire are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Shares Owned(1)
Name and Address of Beneficial Owner(2)	Shares of Common Stock Benefically Owned	Percentage of Common Stock Outstanding
FMR LLC.(3)	3,090,164	15.8%
Baron Capital Group, Inc.(4)	1,750,000	9.0%
Executive Officers and Directors:
Alton F. Doody III(5)	1,408,555	7.2%
Saed Mohseni(6)	455,023	2.3%
Brian T. O’Malley(7)	184,242	*
James J. O’Connor(8)	107,789	*
Ronald F. Dee(9)	49,177	*
David B. Pittaway(10)	2,000	*
James S. Gulmi(11)	1,000	*
Thomas J. Baldwin(12)	—	*
Harold O. Rosser, II(13)	—	*
Fortunato N. Valenti(14)	—	*
Executive Officers and Directors as a group (10 persons)(15)	2,207,786	10.9%

*	Less than 1%

(1)	Under SEC rules, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options. All outstanding options granted under the 2006 Plan are immediately exercisable.

(2)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all common shares shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address for each person or entity named above is c/o Bravo Brio Restaurant Group, Inc. 777 Goodale Boulevard, Suite 100, Columbus, Ohio 43212.

(3)	FMR LLC has sole power to dispose of or direct the disposition of all 3,090,164 shares but does not have the power to vote any of the shares. The foregoing information is based solely on a Schedule 13G/A filed by FMR LLC with the SEC on February 14, 2012. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)

BAMCO, Inc. is a subsidiary of Baron Capital Group, Inc. (“BCG”) and Ronald Baron owns a controlling interest in BCG. BCG, BAMCO, Inc., Baron Small Cap Fund and Ronald Baron have shared power to vote or direct the vote and shared power to dispose of or direct the disposition of all 1,750,000 shares. The foregoing information is based solely on a Schedule 13G/A filed by BCG with the SEC on February 14, 2012. The primary address for BCG is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

(5)	Mr. Doody is a director of the Company. Includes 90,430 common shares that Mr. Doody has the right to acquire within 60 days of March 5, 2012.

(6)	Mr. Mohseni is a director and named executive officer. Includes 361,719 common shares that Mr. Mohseni has the right to acquire within 60 days of March 5, 2012. Does not include 22,500 shares of unvested restricted stock granted to Mr. Mohseni in 2010 or the 15,000 shares of unvested restricted stock granted to Mr. Mohseni on February 27, 2012.

(7)	Mr. O’Malley is a named executive officer. Includes 93,737 common shares that Mr. O’Malley has the right to acquire within 60 days of March 5, 2012. Does not include 18,750 shares of unvested restricted stock granted to Mr. O’Malley in 2010 or the 9,500 shares of unvested restricted stock granted to Mr. O’Malley on February 27, 2012.

(8)	Mr. O’Connor is a named executive officer. Includes 75,651 common shares that Mr. O’Connor has the right to acquire within 60 days of March 5, 2012. Does not include 18,750 shares of unvested restricted stock granted to Mr. O’Connor in 2010 or the 9,500 shares of unvested restricted stock granted to Mr. O’Connor on February 27, 2012.

(9)	Mr. Dee is a named executive officer. Includes 47,635 common shares that Mr. Dee has the right to acquire within 60 days of March 5, 2012. Does not include 6,750 shares of unvested restricted stock granted to Mr. Dee in 2010 or the 4,000 shares of unvested restricted stock granted to Mr. Dee on February 27, 2012.

(10)	Mr. Pittaway is a director of the Company. Does not include the 3,000 shares of unvested restricted stock granted to Mr. Pittaway on February 27, 2012.

(11)	Mr. Gulmi is a director of the Company. Does not include the 3,000 shares of unvested restricted stock granted to Mr. Gulmi on February 27, 2012.

(12)	Mr. Baldwin is a director of the Company. Does not include the 3,000 shares of unvested restricted stock granted to Mr. Baldwin on February 27, 2012.

(13)	Mr. Rosser is a director of the Company. Does not include the 3,000 shares of unvested restricted stock granted to Mr. Rosser on February 27, 2012.

(14)	Mr. Valenti is a director of the Company. Does not include the 3,000 shares of unvested restricted stock granted to Mr. Valenti on February 27, 2012.

(15)	See notes 5-14. Includes 669,172 common shares that can be acquired within 60 days of March 5, 2012.

RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

We do not have a formal written policy for review and approval of transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. The Audit Committee of our Board of Directors is responsible for review, approval and ratification of “related person transactions” between us and any related person. Under SEC rules, a related person is an officer, director, nominee for director or beneficial holder of more than 5.0% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. Any member of the Audit Committee who is a related person with respect to a transaction under review will not be able to participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Other than the arrangements described below and under “Compensation Discussion and Analysis,” since December 26, 2010, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

Registration Rights Agreement

On June 29, 2006, we entered into a registration rights agreement with substantially all of our then existing shareholders entitling them to certain rights with respect to the registration of their common shares under the Securities Act. Shareholders who purchased shares in our IPO are not parties to the registration rights agreement. Upon completion of our secondary offering in April 2011, all of the common shares held by existing shareholders party to the registration rights agreement had been registered pursuant to the Securities Act and, as a result, the registration rights agreement terminated in accordance with its terms.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who beneficially own more than 10% of the Company’s common shares to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

Based solely on the Company’s review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company’s executive officers and directors were complied with and filed in a timely manner.

SHAREHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

Shareholder proposals may be included in the Company’s proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy certain other conditions established by the SEC, including specifically under Rule 14a-8 of the Exchange Act. To be timely, a proposal to be included in the Company’s Proxy Statement must be received at the Company’s principal executive offices, addressed to the Company’s Secretary, not less than 120 calendar days before the date of the Company’s Proxy Statement released to shareholders in connection with the previous year’s annual meeting. Accordingly, for a shareholder proposal to be included in the Company’s proxy materials for the Company’s 2013 Annual Meeting of Shareholders, the proposal must be received at the Company’s principal executive offices, addressed to the Company’s Secretary, not later than the close of business on November 13, 2012.

In addition, the Company’s Second Amended and Restated Regulations require that the Company be given advanced notice of shareholder proposals containing nominations for election to the Board of Directors or other matters which shareholders wish to present for action at an annual meeting. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder proposal included in the Proxy Statement and form of proxy/voting instruction card pursuant to the SEC’s rules. The Company’s Second Amended and Restated Regulations separately require that any shareholder proposal intended to be brought before the annual meeting of shareholders, including a proposal nominating one or more persons for election as directors, be received in writing by the Company’s Secretary at the address listed below not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, this year being May 1, 2013; provided, however, that in the event that the date of the 2013 Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from the first anniversary of the 2012 Annual Meeting, the notice must be received not earlier than 120 days prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The Company’s Second Amended and Restated Regulations set forth certain informational requirements for shareholders’ nominations of directors and other proposals.

Shareholders must send such proposals to: James J. O’Connor, Chief Financial Officer, Treasurer and Secretary, Bravo Brio Restaurant Group, Inc., 777 Goodale Boulevard, Suite 100, Columbus, Ohio 43212.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

AVAILABILITY OF ANNUAL REPORT AND FORM 10-K

Accompanying this Proxy Statement is our Annual Report to Shareholders for the fiscal year ended December 25, 2011, which includes our Annual Report on Form 10-K filed with the SEC. The Annual Report is not incorporated into this Proxy Statement and is not proxy soliciting material.

We make available on our website, www.bbrg.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with or furnished to the SEC. We will provide to any shareholder without charge, upon the written request of that shareholder, a copy of our Annual Report on Form 10-K (without exhibits), including financial statements, for the fiscal year ended December 25, 2011. Such requests should be addressed to: Bravo Brio Restaurant Group, Inc., 777 Goodale Boulevard, Suite 100, Columbus, Ohio 43212, (614) 326-7944 Attention: Investor Relations.

ADJOURNMENT OF THE 2012 ANNUAL MEETING OF SHAREHOLDERS

In the event there are not sufficient votes to approve any proposal incorporated in this Proxy Statement at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies from holders of our common shares. Proxies that are being solicited by our Board of Directors grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the Annual Meeting, and the adjournment is for a period of less than 30 days, no notice of the time and place of the adjourned meeting is required to be given to the shareholders other than an announcement of the time and place at the Annual Meeting. A majority of the shares represented and voting at the Annual Meeting is required to approve the adjournment, regardless of whether there is a quorum present at that meeting.

SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding Company common shares, but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of this Proxy Statement and related materials and, as applicable, any additional proxy materials that are delivered pursuant to a request by such shareholders until such time as one or more of these shareholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you received a householded mailing this year and you would like to have additional copies of the Company’s annual report and/or Proxy Statement and related materials, mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Investor Relations via e-mail at investorrelations@bbrg.com, by mail to Investor Relations, Bravo Brio Restaurant Group, Inc., 777 Goodale Boulevard, Suite 100, Columbus, Ohio 43212 or call at (614) 326-9477. The Company will promptly send additional copies of the annual report and/or Proxy Statement and related materials, as applicable, upon receipt of such request. You may also contact the Company if you received multiple copies of the annual report and/or the Proxy Statement and related materials and would prefer to receive a single copy in the future.

By Order of the Board of Directors,

Saed Mohseni
President and Chief Executive Officer

James J. O’Connor
Chief Financial Officer, Treasurer and Secretary

March 12, 2012

[BRAVO BRIO]

RESTAURANT GROUP

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR All Nominees and FOR Item 2. 1. Election of directors: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN A. Alton F. Doody III B. David B. Pittaway C. Harold O. Rosser II D. Fortunato N. Valenti 2. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending 12/30/2012. For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Address Change? Mark box, sign, and indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

[BRAVO BRIO]

RESTAURANT GROUP

BRAVO BRIO RESTAURANT GROUP, INC. ANNUAL MEETING OF SHAREHOLDERS Tuesday, May 1, 2012 3:00 p.m. Eastern Daylight Time Brio Polaris Fashion Place 1500 Polaris Parkway Columbus, OH 43240 Bravo Brio Restaurant Group, Inc. 777 Goodale Boulevard, Suite 100 Columbus, OH 43212 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 1, 2012. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” All Nominees and “FOR” Item 2. By signing the proxy, you revoke all prior proxies and appoint Saed Mohseni and James J. O’Connor, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.